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                                                                    Exhibit 11.1

                                AMF Bowling, Inc.
                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)


                                                           For the Year Ended December 31,
                                                    ----------------------------------------------
                                                        1997              1998           1999
                                                    ----------  ----------------  ----------------
Shares
   Weighted average number of
       common shares outstanding                       45,249             59,717          69,922
                                                    ==========  ================  ================

Net loss before extraordinary items                  $(32,198)    $   (125,894)   $     (226,095)
                                                    ==========  ================  ================
Net loss                                             $(55,564)    $   (125,894)   $     (162,234)
                                                    ==========  ================  ================

Net loss per share, basic and diluted:
Net loss per share before extraordinary items (a)    $  (0.71)    $      (2.11)   $        (3.23)
Per share effect of extraordinary items (a)             (0.52)            -                 0.91
                                                    ----------  ----------------  ----------------
Net loss per share (a)                               $  (1.23)    $      (2.11)   $        (2.32)
                                                    ==========  ================  ================

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(a)  Outstanding stock options and warrants are not considered as their effect is antidilutive.